                                                                     Pursuant to
                                                                  Rule 424(b)(3)
                                                                File # 333-94757
                                                                   #333-94757-01
                                                                   #333-94757-02
                                                                   #333-94757-04

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 31, 2000 and supplemented by the Prospectus Supplements, dated August 11, 2000, August 18, 2000, August 25, 2000, August 30, 2000, September 13, 2000, October 16, 2000, and October 27, 2000, and January 8,
2001)

                                  $172,500,000

                              CHECKFREE CORPORATION

                 6 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2006

         The purpose of this supplement is to amend and supplement the prospectus dated July 31, 2000, relating to the offer for resale of up to $172,500,000 aggregate principal amount at maturity of CheckFree Corporation's 6 1/2% Convertible Subordinated Notes due 2006, and such shares of common stock as may be issued upon conversion of the notes.

         The prospectus is hereby further amended and supplemented to include in the "Selling Securityholders" table the information in the table set forth below regarding an additional selling securityholder and a selling securityholder whose beneficial ownership of notes has increased from the information set forth in the prospectus. The following table is based solely upon information provided to us by or on behalf of the selling securityholders named below and indicates with respect to each such selling securityholder:

         - the aggregate principal amount of the notes beneficially owned by such selling securityholder as of January 19, 2001;

         - the maximum amount of notes that such selling securityholder may offer under the prospectus;

         - the number of shares of CheckFree common stock beneficially owned by such selling securityholder as of January 19, 2001;

         - the maximum number of shares of CheckFree common stock that may be offered for the account of such selling securityholder under the prospectus.

                                                                                     NO. OF SHARES
                                              AGGREGATE            PRINCIPAL           OF COMMON
                                              PRINCIPAL            AMOUNT OF          STOCK OWNED         NO. OF SHARES OF
                                                AMOUNT               NOTES              PRIOR TO             COMMON STOCK
    NAME OF SELLING SECURITYHOLDER             OF NOTES             OFFERED             OFFERING*              OFFERED*
---------------------------------------    -----------------    ----------------    ----------------     -------------------

Christian Science Trustees for Gifts              $110,000           $110,000               1,502                  1,502
and Endowments

David Lipscomb University General                  $60,000            $60,000                 819                    819
Endowment

EQAT Alliance Growth & Income                   $2,965,000         $2,965,000              40,505                 40,505
Account

EQAT Alliance Growth Investors                  $1,515,000         $1,515,000              20,696                 20,696

Equitable Life Assurance Separate                  $85,000            $85,000               1,161                  1,161
Account Balanced

Equitable Life Assurance Separate               $1,765,000         $1,765,000              24,112                 24,112
Account Convertibles

John Henry Mennen GST                              $60,000            $60,000                 819                    819

Memphis Light, Gas & Water Retirement           $1,060,000         $1,060,000              14,480                 14,480
Fund

Museum of Fine Arts, Boston                        $35,000            $28,000                 478                    382

Parker-Hannifin Corporation                        $75,000            $48,000               1,024                    655

ProMutual                                         $102,000           $102,000               1,393                  1,393

Putnam Asset Allocation                           $260,000           $196,000               4,351                  2,677
Funds-Balanced Portfolio

Putnam Asset Allocation                           $159,000           $121,000               2,172                  1,653
Funds-Conservative Portfolio

Putnam Convertible Income-Growth Trust          $2,249,000         $1,982,000              30,724                 27,076

Putnam Convertible Opportunities and               $87,000            $71,000               1,188                    969
Income Trust

The First Foundation                              $265,000           $265,000               3,620                  3,620

University of Rochester                            $33,000            $26,000                 450                    355

-------------------

* Reflects the shares of common stock into which the notes held by such securityholder are convertible at the initial conversion rate. The conversion rate and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under certain circumstances. See "Description of the Notes -- Conversion" in the prospectus.

         The selling securityholders named above may, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, have sold, transferred or otherwise disposed of all or a portion of their notes and common stock since the date on which they provided the information in the table regarding their notes and common stock. Any such sales would affect the data in the table above.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 22, 2001.

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